Exhibit 99.1

Contacts: Jay Brown, CFO
Fiona McKone, VP - Finance
FOR IMMEDIATE RELEASE	Crown Castle International Corp.
713-570-3050

CROWN CASTLE INTERNATIONAL
REPORTS SECOND QUARTER 2011 RESULTS;
RAISES 2011 OUTLOOK

July 27, 2011 — HOUSTON, TEXAS — Crown Castle International Corp. (NYSE:CCI) today reported results for the quarter ended June 30, 2011.
"We had an excellent second quarter, exceeding the high-end of our Outlook for site rental revenue, site rental gross margin, Adjusted EBITDA and recurring cash flow," stated Ben Moreland, President and Chief Executive Officer. "As reflected in our results, we enjoyed solid growth in our core business, driven largely by the evolution to 4G networks and the continued growth in mobile Internet use. This growth in our core business resulted primarily from amendment activity from existing tenants. Further, the contribution from our services business exceeded our expectations. Based on our strong second quarter results and our expectations for the remainder of 2011, we have raised our full year 2011 Outlook."

CONSOLIDATED FINANCIAL RESULTS
Total revenue for the second quarter of 2011 increased 10% to $500 million from $456 million in the same period in 2010. Site rental revenue for the second quarter of 2011 increased $47 million, or 12%, to $457 million from $410 million for the same period in the prior year. Site rental gross margin, defined as site rental revenue less site rental cost of operations, increased $42 million, or 14%, to $336 million in the second quarter of 2011 from $294 million in the same period in 2010. Adjusted EBITDA for the second quarter of 2011 increased $40 million, or 14%, to $320 million from $280 million in the same period in 2010.
Recurring cash flow, defined as Adjusted EBITDA less interest expense and sustaining capital expenditures, increased 22% to $189 million for the second quarter of 2011, compared to $155 million in the second quarter of 2010. Recurring cash flow per share, defined as recurring cash flow divided by diluted weighted average common shares outstanding, grew 22% to $0.66 in the second quarter of 2011, compared to $0.54 in the second quarter of 2010.

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Net income attributable to CCIC stockholders for the second quarter of 2011 increased to $31 million, compared to net loss attributable to CCIC stockholders of $98 million for the same period in 2010. Net income attributable to CCIC stockholders after deduction of dividends on preferred stock increased to $26 million in the second quarter of 2011, compared to net loss attributable to CCIC stockholders after deduction of dividends on preferred stock of $103 million for the same period in 2010. Net income attributable to CCIC common stockholders after deduction of dividends on preferred stock per common share was $0.09 for the second quarter of 2011, compared to net loss attributable to CCIC common stockholders per common share of $0.36 in the second quarter of 2010.

FINANCING AND INVESTING ACTIVITIES
During the second quarter of 2011, Crown Castle purchased 3.6 million of its common shares using $150.3 million in cash at an average price of $41.62 per share.  In addition, in July 2011, Crown Castle purchased 0.7 million of its common shares using $29.8 million in cash at an average price of $41.95 per share. Further, in July 2011, Crown Castle used $6.0 million of cash to purchase a portion of its 6.25% preferred stock. Pro forma for the common shares purchased in July 2011, diluted common shares outstanding at June 30, 2011 were 284.6 million.  Since January 2003, Crown Castle has spent $2.6 billion to purchase approximately 98.1 million of its common shares and potential shares, at an average price of $26.54 per share.
"I am very pleased with our second quarter results, our ability to increase our Outlook for the balance of 2011 and our investment in our common shares," stated Jay Brown, Chief Financial Officer of Crown Castle. "During the last four months, we invested over $180 million in purchasing our common shares, an activity we believe will maximize long-term recurring cash flow per share. Further, given the strong performance of our business in the second quarter and our expectations for the second half of 2011, we have increased our 2011 Outlook for Adjusted EBITDA by approximately $28 million."
During the second quarter of 2011, Crown Castle invested approximately $64 million in capital expenditures, comprised of $30 million of land purchases, $5 million of sustaining capital expenditures and $29 million of revenue generating capital expenditures, the latter consisting of $19 million on existing sites and $10 million on the construction of new sites.
Further, during the second quarter of 2011, Crown Castle increased its revolving credit facility capacity to $450 million. Since March 31, 2011, Crown Castle has increased the borrowings under its revolving credit facility by $113 million to $220 million. As of June 30, 2011, pro forma for the share purchases during July 2011, Crown Castle had approximately $104 million in cash and cash equivalents (excluding restricted cash) and $230 million of availability under its revolving credit facility.

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 OUTLOOK
This Outlook section contains forward-looking statements, and actual results may differ materially. Information regarding potential risks which could cause actual results to differ from the forward-looking statements herein is set forth below and in Crown Castle's filings with the Securities and Exchange Commission ("SEC").
The following Outlook table is based on current expectations and assumptions and assumes a US dollar to Australian dollar exchange rate of 1.0 US dollar to 1.0 Australian dollar for third quarter and full year 2011 Outlook.
As reflected in the following table, Crown Castle has increased the midpoint of its full year 2011 Outlook, previously issued on April 27, 2011, for site rental revenue by $20 million, site rental gross margin by $17 million, Adjusted EBITDA by $28 million, and recurring cash flow by $27 million.

The following table sets forth Crown Castle's current Outlook for the third quarter and full year 2011:

(in millions, except per share amounts)	Third Quarter 2011	Full Year 2011
Site rental revenues	$461 to $466	$1,840 to $1,850
Site rental cost of operations	$119 to $124	$478 to $488
Site rental gross margin	$339 to $344	$1,357 to $1,367
Adjusted EBITDA	$319 to $324	$1,281 to $1,291
Interest expense and amortization of deferred financing costs(a)(b)	$125 to $130	$502 to $512
Sustaining capital expenditures	$5 to $7	$20 to $25
Recurring cash flow	$186 to $191	$753 to $763
Net income (loss) after deduction of dividends on preferred stock	$18 to $47	$90 to $167
Net income (loss) per share — diluted(c)	$0.06 to $0.16	$0.32 to $0.59

(a)	Inclusive of $26 million and $104 million, respectively, of non-cash expense.

(b)	Approximately $18 million and $72 million, respectively, of the total non-cash expense relates to the amortization of interest rate swaps, all of which has been cash settled in prior periods.

(c)	Represents net income (loss) per common share, based on 284.6 million diluted shares outstanding as of June 30, 2011, pro forma for the share purchases during July 2011.

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CONFERENCE CALL DETAILS
Crown Castle has scheduled a conference call for Thursday, July 28, 2011, at 10:30 a.m. eastern time. The conference call may be accessed by dialing 480-629-9771 and asking for the Crown Castle call at least 30 minutes prior to the start time. The conference call may also be accessed live over the Internet at http://investor.crowncastle.com. Any supplemental materials for the call will be posted on the Crown Castle website at http://investor.crowncastle.com.
A telephonic replay of the conference call will be available from 12:30 p.m. eastern time on Thursday, July 28, 2011, through 11:59 p.m. eastern time on Thursday, August 4, 2011, and may be accessed by dialing 303-590-3030 using access code 4455448. An audio archive will also be available on the company's website at http://investor.crowncastle.com shortly after the call and will be accessible for approximately 90 days.
Crown Castle owns, operates, and leases towers and other infrastructure for wireless communications. Crown Castle offers significant wireless communications coverage to 92 of the top 100 US markets and to substantially all of the Australian population. Crown Castle owns, operates and manages over 22,000 and approximately 1,600 wireless communication sites in the US and Australia, respectively. For more information on Crown Castle, please visit www.crowncastle.com.

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Non-GAAP Financial Measures and Other Calculations
This press release includes presentations of Adjusted EBITDA and recurring cash flow, which are non-GAAP financial measures.

Crown Castle defines Adjusted EBITDA as net income (loss) plus restructuring charges (credits), asset write-down charges, acquisition and integration costs, depreciation, amortization and accretion, interest expense and amortization of deferred financing costs, gains (losses) on purchases and redemptions of debt, net gain (loss) on interest rate swaps, impairment of available-for-sale securities, interest and other income (expense), benefit (provision) for income taxes, cumulative effect of change in accounting principle, income (loss) from discontinued operations and stock-based compensation expense. Adjusted EBITDA is not intended as an alternative measure of operating results or cash flow from operations (as determined in accordance with Generally Accepted Accounting Principles (“GAAP”)).

Crown Castle defines recurring cash flow to be Adjusted EBITDA, less interest expense and less sustaining capital expenditures. Each of the amounts included in the calculation of recurring cash flow are computed in accordance with GAAP, with the exception of sustaining capital expenditures, which is not defined under GAAP. We define sustaining capital expenditures as capital expenditures (determined in accordance with GAAP) which do not increase the capacity or life of our revenue generating assets and include capitalized costs related to (i) maintenance activities on our towers, (ii) vehicles, (iii) information technology equipment, and (iv) office equipment. Recurring cash flow is not intended as an alternative measure of cash flow from operations or operating results (as determined in accordance with GAAP).

Adjusted EBITDA and recurring cash flow are presented as additional information because management believes these measures are useful indicators of the financial performance of our core businesses. In addition, Adjusted EBITDA is a measure of current financial performance used in our debt covenant calculations. Our measures of Adjusted EBITDA and recurring cash flow may not be comparable to similarly titled measures of other companies, including other companies in the tower sector. The tables set forth below reconcile these non-GAAP financial measures to comparable GAAP financial measures. The components in these tables may not sum to the total due to rounding.

Reconciliations of Non-GAAP Financial Measures to Comparable GAAP Financial Measures:

Adjusted EBITDA, recurring cash flow and recurring cash flow per share for the quarters ended June 30, 2011 and 2010 are computed as follows:

	For the Three Months Ended
	June 30, 2011	June 30, 2010
(in millions, except per share amounts)
Net income (loss)	$31.0	$(97.6)
Adjustments to increase (decrease) net income (loss):
Asset write-down charges	6.2	2.6
Acquisition and integration costs	0.5	0.3
Depreciation, amortization and accretion	138.2	134.4
Interest expense and amortization of deferred financing costs	126.5	120.3
Net gain (loss) on interest rate swaps	—	114.6
Interest and other income (expense)	3.9	0.2
Benefit (provision) for income taxes	5.8	(4.7)
Stock-based compensation expense	7.9	9.9
Adjusted EBITDA	$319.9	$280.1
Less: Interest expense and amortization of deferred financing costs	126.5	120.3
Less: Sustaining capital expenditures	4.5	4.9
Recurring cash flow	$188.9	$154.9

Weighted average common shares outstanding — diluted	287.0	286.1
Recurring cash flow per share	$0.66	$0.54

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Other Calculations:

Adjusted EBITDA and recurring cash flow for the quarter ending September 30, 2011 and the year ending
December 31, 2011 are forecasted as follows:

	Q3 2011	Full Year 2011
(in millions)	Outlook	Outlook
Net income (loss)	$23 to $52	$111 to $188
Adjustments to increase (decrease) net income (loss):
Asset write-down charges	$3 to $6	$16 to $26
Gains (losses) on purchases and redemptions of debt	¯	¯
Depreciation, amortization and accretion	$135 to $140	$542 to $562
Acquisition and integration costs	$0 to $2	$1 to $3
Interest and other income (expense)	$(1) to $1	$0 to $10
Interest expense and amortization of deferred financing costs(a)(b)	$125 to $130	$502 to $512
Benefit (provision) for income taxes	$3 to $8	$10 to $20
Stock-based compensation expense	$7 to $9	$32 to $37
Adjusted EBITDA	$319 to $324	$1,281 to $1,291
Less: Interest expense and amortization of deferred financing costs(a)(b)	$125 to $130	$502 to $512
Less: Sustaining capital expenditures	$5 to $7	$20 to $25
Recurring cash flow	$186 to $191	$753 to $763
(a)    Inclusive of approximately $26 million and $104 million, respectively, of non-cash expense.
(b)    Approximately $18 million and $72 million, respectively, of the total non-cash expense relates to the amortization of interest rate swaps, all of which has been cash settled in prior periods.

The components of interest expense and amortization of deferred financing costs are as follows:

	For the Three Months Ended
(in millions)	June 30, 2011	June 30, 2010
Interest expense on debt obligations	$100.8	$101.7
Amortization of deferred financing costs	3.8	4.0
Amortization of discounts on long-term debt	4.0	3.6
Amortization of interest rate swaps	18.0	10.8
Other	—	0.3
	$126.5	$120.3

The components of interest expense and amortization of deferred financing costs are forecasted as follows:

	Q3 2011	Full Year 2011
(in millions)	Outlook	Outlook
Interest expense on debt obligations	$100 to $103	$400 to $405
Amortization of deferred financing costs	$3 to $4	$14 to $16
Amortization of discounts on long-term debt	$3 to $4	$15 to $17
Amortization of interest rate swaps	$17 to $20	$69 to $74
Other	$0 to $1	$1 to $3
	$125 to $130	$502 to $512

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Debt balances and maturity dates as of June 30, 2011:

(in millions)	Face Value	Final Maturity
Revolver	$188.0	September 2013
2007 Crown Castle Operating Company Term Loan	622.4	March 2014
9% Senior Notes Due 2015	866.9	January 2015
7.5% Senior Notes Due 2013	0.0	December 2013
7.75% Senior Secured Notes Due 2017	1,000.4	May 2017
7.125% Senior Notes Due 2019	500.0	November 2019
Senior Secured Notes, Series 2009-1(a)	225.3	Various
Senior Secured Tower Revenue Notes, Series 2010-1-2010-3(b)	1,900.0	Various
Senior Secured Tower Revenue Notes, Series 2010-4-2010-6(c)	1,550.0	Various
Capital Leases and Other Obligations	44.1	Various
Total Debt	$6,897.1
Less: Cash and Cash Equivalents(d)	$(108.1)
Net Debt	$6,789.0

(a)
The 2009 Securitized Notes consist of $155.3 million of principal as of June 30, 2011 that amortizes during the period beginning January 2010 and ending in 2019, and $70.0 million of principal that amortizes during the period beginning in 2019 and ending in 2029.

(b)
The Senior Secured Tower Revenue Notes Series 2010-1, 2010-2 and 2010-3 have principal amounts of $0.3 million, $0.4 million, and $0.0 million with anticipated repayment dates of 2015, 2017, and 2020, respectively.

(c)
The Senior Secured Tower Revenue Notes Series 2010-4, 2010-5 and 2010-6 have principal amounts of $0.3 million, $0.3 million and $0.0 million with anticipated repayment dates of 2015, 2017 and 2020, respectively.

(d)	Excludes restricted cash.

Sustaining capital expenditures for the quarters ended June 30, 2011 and 2010 is computed as follows:

	For the Three Months Ended
(in millions)	June 30, 2011	June 30, 2010
Capital Expenditures	$64.0	$54.9
Less: Land purchases	30.5	30.8
Less: Tower improvements and other	19.4	16.0
Less: Construction of towers	9.6	3.2
Sustaining capital expenditures	$4.5	$4.9

Site rental gross margin for the quarter ending September 30, 2011 and for the year ending December 31, 2011 is forecasted as follows:

(in millions)	Q3 2011 Outlook	Full Year 2011 Outlook
Site rental revenue	$461 to $466	$1,840 to $1,850
Less: Site rental cost of operations	$119 to $124	$478 to $488
Site rental gross margin	$339 to $344	$1,357 to $1,367

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Cautionary Language Regarding Forward-Looking Statements
This press release contains forward-looking statements and information that are based on our management's current expectations. Such statements include, but are not limited to, plans, projections, Outlook and estimates regarding (i) mobile Internet growth, (ii) the continued expansion and growth of our business, (iii) our investments of cash and the impact and return on our investments, (iv) currency exchange rates, (v) site rental revenues, (vi) site rental cost of operations, (vii) site rental gross margin, (viii) Adjusted EBITDA, (ix) interest expense and amortization of deferred financing costs, (x) capital expenditures, including sustaining capital expenditures, (xi) recurring cash flow, including on a per share basis, (xii) net income (loss), including on a per share basis, and (xiii) the utility of certain financial measures in analyzing our results. Such forward-looking statements are subject to certain risks, uncertainties and assumptions, including but not limited to prevailing market conditions and the following:

•	Our business depends on the demand for wireless communications and towers, and we may be adversely affected by any slowdown in such demand.

•
A substantial portion of our revenues is derived from a small number of customers, and the loss, consolidation or financial instability of any of our limited number of customers may materially decrease revenues and reduce demand for our towers and network services.

•
Our substantial level of indebtedness could adversely affect our ability to react to changes in our business, and the terms of our debt instruments limit our ability to take a number of actions that our management might otherwise believe to be in our best interests. In addition, if we fail to comply with our covenants, our debt could be accelerated.

•
We have a substantial amount of indebtedness. In the event we do not repay or refinance such indebtedness, we could face substantial liquidity issues and might be required to issue equity securities or securities convertible into equity securities, or sell some of our assets to meet our debt payment obligations.

•	Sales or issuances of a substantial number of shares of our common stock may adversely affect the market price of our common stock.

•	A wireless communications industry slowdown or reduction in carrier network investment may materially and adversely affect our business (including reducing demand for our towers and network services).

•
As a result of competition in our industry, including from some competitors with significantly more resources or less debt than we have, we may find it more difficult to achieve favorable rental rates on our new or renewing customer contracts.

•	New technologies may significantly reduce demand for our towers and negatively impact our revenues.

•	New wireless technologies may not deploy or be adopted by customers as rapidly or in the manner projected.

•	If we fail to retain rights to the land under our towers, our business may be adversely affected.

•	Our network services business has historically experienced significant volatility in demand, which reduces the predictability of our results.

•	If we fail to comply with laws and regulations which regulate our business and which may change at any time, we may be fined or even lose our right to conduct some of our business.

•
If radio frequency emissions from wireless handsets or equipment on our towers are demonstrated to cause negative health effects, potential future claims could adversely affect our operations, costs and revenues.

•
Certain provisions of our certificate of incorporation, bylaws and operative agreements and domestic and international competition laws may make it more difficult for a third party to acquire control of us or for us to acquire control of a third party, even if such a change in control would be beneficial to our stockholders.

•	We may be adversely affected by our exposure to changes in foreign currency exchange rates relating to our operations in Australia.

Should one or more of these or other risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those expected. More information about potential risk factors which could affect our results is included in our filings with the SEC.

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CROWN CASTLE INTERNATIONAL CORP. CONDENSED CONSOLIDATED BALANCE SHEET (UNAUDITED) (in thousands)

	June 30,	December 31,
	2011	2010
ASSETS
Current assets:
Cash and cash equivalents	$108,116	$112,531
Restricted cash	193,608	221,015
Receivables, net	57,093	59,912
Deferred income tax assets	51,986	59,098
Prepaid expenses, deferred site rental receivables and other current assets, net	101,139	92,589
Total current assets	511,942	545,145
Property and equipment, net	4,828,564	4,893,651
Goodwill	2,030,585	2,029,296
Other intangible assets, net	2,246,507	2,313,929
Deferred site rental receivables, long-term prepaid rent, deferred financing costs and other assets, net	767,722	687,508
	$10,385,320	$10,469,529

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable and other accrued liabilities	$174,857	$210,075
Deferred revenues	176,008	202,123
Current maturities of debt and other obligations	30,708	28,687
Total current liabilities	381,573	440,885
Debt and other long-term obligations	6,785,550	6,750,207
Deferred income tax liabilities	62,116	66,686
Deferred ground lease payable and other liabilities	470,244	450,176
Total liabilities	7,699,483	7,707,954
Redeemable preferred stock	317,045	316,581
CCIC Stockholders' equity	2,368,538	2,445,373
Noncontrolling interest	254	(379)
Total equity	2,368,792	2,444,994
	$10,385,320	$10,469,529

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CROWN CASTLE INTERNATIONAL CORP. CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS (UNAUDITED) (in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010
Net revenues:
Site rental	$457,103	$409,631	$913,299	$816,503
Network services and other	43,233	46,496	86,076	83,951
Total net revenues	500,336	456,127	999,375	900,454
Operating expenses:
Costs of operations (exclusive of depreciation, amortization and accretion):
Site rental	121,143	115,465	239,558	229,220
Network services and other	25,906	29,927	53,130	56,223
General and administrative	41,259	40,556	86,003	80,029
Asset write-down charges	6,205	2,597	10,606	4,159
Acquisition and integration costs	490	272	1,044	272
Depreciation, amortization and accretion	138,191	134,426	275,464	267,294
Total operating expenses	333,194	323,243	665,805	637,197
Operating income (loss)	167,142	132,884	333,570	263,257
Interest expense and amortization of deferred financing costs	(126,483)	(120,345)	(253,169)	(241,126)
Gains (losses) on purchases and redemptions of debt	—	—	—	(66,434)
Net gain (loss) on interest rate swaps	—	(114,598)	—	(187,874)
Interest and other income (expense)	(3,890)	(241)	(4,325)	138
Income (loss) before income taxes	36,769	(102,300)	76,076	(232,039)
Benefit (provision) for income taxes	(5,755)	4,686	(4,938)	15,025
Net income (loss)	31,014	(97,614)	71,138	(217,014)
Less: Net income (loss) attributable to the noncontrolling interest	143	(85)	250	(210)
Net income (loss) attributable to CCIC stockholders	30,871	(97,529)	70,888	(216,804)
Dividends on preferred stock	(5,202)	(5,202)	(10,403)	(10,403)
Net income (loss) attributable to CCIC stockholders after deduction of dividends on preferred stock	$25,669	$(102,731)	$60,485	$(227,207)

Net income (loss) attributable to CCIC common stockholders, after deduction of dividends on preferred stock, per common share:
Basic	$0.09	$(0.36)	$0.21	$(0.79)
Diluted	$0.09	$(0.36)	$0.21	$(0.79)

Weighted average common shares outstanding (in thousands):
Basic	285,280	286,080	286,139	287,266
Diluted	287,026	286,080	288,215	287,266

Adjusted EBITDA	$319,895	$280,084	$639,216	$554,335

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CROWN CASTLE INTERNATIONAL CORP. CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS (UNAUDITED) (in thousands)

	Six Months Ended June 30,
	2011	2010
Cash flows from operating activities:
Net income (loss)	$71,138	$(217,014)
Adjustments to reconcile net income (loss) to net cash provided by (used for) operating activities:
Depreciation, amortization and accretion	275,464	267,294
Gains (losses) on purchases and redemptions of long-term debt	—	66,434
Amortization of deferred financing costs and other non-cash interest	51,482	37,550
Stock-based compensation expense	17,254	18,143
Asset write-down charges	10,606	4,159
Deferred income tax benefit (provision)	2,545	(22,319)
Income (expense) from forward-starting interest rate swaps	—	187,874
Other adjustments, net	4,309	443
Changes in assets and liabilities, excluding the effects of acquisitions:
Increase (decrease) in liabilities	(47,068)	(22,003)
Decrease (increase) in assets	(101,921)	(72,354)
Net cash provided by (used for) operating activities	283,809	248,207
Cash flows from investing activities:
Proceeds from disposition of property and equipment	829	1,974
Payments for acquisition of businesses, net of cash acquired	(12,375)	(629)
Capital expenditures	(116,690)	(91,765)
Payments for investments and other	—	(21,800)
Net cash provided by (used for) investing activities	(128,236)	(112,220)
Cash flows from financing activities:
Proceeds from issuance of long-term debt	—	1,900,000
Proceeds from issuance of capital stock	757	8,397
Principal payments on long-term debt and other long-term obligations	(16,792)	(8,685)
Purchases and redemptions of long-term debt	—	(2,149,653)
Purchases of capital stock	(192,563)	(146,884)
Borrowings under revolving credit agreement	102,000	—
Payments under revolving credit agreement	(71,000)	—
Payments for financing costs	(82)	(31,510)
Payments for forward-starting interest rate swap settlements	—	(232,703)
Net decrease (increase) in restricted cash	27,088	11,719
Dividends on preferred stock	(9,939)	(9,940)
Net cash provided by (used for) financing activities	(160,531)	(659,259)
Effect of exchange rate changes on cash	543	(787)
Net increase (decrease) in cash and cash equivalents	(4,415)	(524,059)
Cash and cash equivalents at beginning of period	112,531	766,146
Cash and cash equivalents at end of period	$108,116	$242,087
Supplemental disclosure of cash flow information:
Interest paid	201,541	208,350
Income taxes paid	3,543	2,218

CROWN CASTLE INTERNATIONAL CORP.
Summary Fact Sheet
dollars in millions

	Quarter Ended
	9/30/2010			12/31/2010			3/31/2011			6/30/2011
	CCUSA	CCAL	CCIC	CCUSA	CCAL	CCIC	CCUSA	CCAL	CCIC	CCUSA	CCAL	CCIC
Revenues
Site Rental	$414.3	$22.8	$437.1	$421.9	$25.3	$447.2	$430.6	$25.6	$456.2	$429.5	$27.6	$457.1
Services	42.5	2.3	44.8	46.4	2.7	49.1	37.7	5.2	42.8	40.0	3.2	43.2
Total Revenues	456.8	25.1	481.9	468.3	28.0	496.3	468.3	30.7	499.0	469.5	30.9	500.3

Operating Expenses
Site Rental	109.0	7.3	116.2	113.2	8.5	121.7	110.4	8.0	118.4	112.2	9.0	121.1
Services	25.2	1.6	26.8	29.7	1.6	31.3	24.0	3.3	27.2	23.6	2.3	25.9
Total Operating Expenses	134.2	8.8	143.0	142.8	10.1	152.9	134.4	11.3	145.6	135.7	11.3	147.0

General & Administrative	37.5	3.9	41.4	39.0	4.9	43.9	39.6	5.1	44.7	36.7	4.6	41.3

Add: Stock-Based Compensation	8.0	0.6	8.7	10.4	1.6	11.9	9.5	1.2	10.7	7.8	0.1	7.9
Adjusted EBITDA	$293.2	$12.9	$306.1	$296.8	$14.6	$311.4	$303.8	$15.5	$319.3	$304.8	$15.1	$319.9

	Quarter Ended
	9/30/2010			12/31/2010			3/31/2011			6/30/2011
	CCUSA	CCAL	CCIC	CCUSA	CCAL	CCIC	CCUSA	CCAL	CCIC	CCUSA	CCAL	CCIC
Gross Margins:
Site Rental	74%	68%	73%	73%	66%	73%	74%	69%	74%	74%	67%	73%
Services	41%	31%	40%	36%	42%	36%	36%	37%	36%	41%	28%	40%

Adjusted EBITDA	64%	52%	64%	63%	52%	63%	65%	50%	64%	65%	49%	64%

Reconciliation of Non-GAAP Financial Measure (Adjusted EBITDA) to GAAP Financial Measure:
dollars in millions

	Quarter Ended
	9/30/2010	12/31/2010	3/31/2011	6/30/2011
Net income (loss)	$(135.2)	$40.9	$40.1	$31.0
Adjustments to increase (decrease) net income (loss):
Asset write-down charges	4.4	5.1	4.4	6.2
Acquisition and integration costs	0.9	1.0	0.6	0.5
Depreciation, amortization and accretion	136.2	137.3	137.3	138.2
Gains (losses) on purchases and redemptions of debt	71.9	—	—	—
Interest and other income (expense)	(0.8)	(0.6)	0.4	3.9
Net gain (loss) on interest rate swaps	104.4	(5.9)	—	—
Interest expense, amortization of deferred financing costs	123.2	125.9	126.7	126.5
Benefit (provision) for income taxes	(7.6)	(4.2)	(0.8)	5.8
Stock-based compensation	8.7	11.9	10.7	7.9
Adjusted EBITDA	$306.1	$311.4	$319.3	$319.9

Note: Components may not sum to total due to rounding.

CCI Fact Sheet Q2 2011 to Q2 2010
dollars in millions

	Quarter Ended
	6/30/2010		6/30/2011		% Change
CCUSA
Site Rental Revenues	$388.0		$429.5		11%
Ending Towers	22,321		22,238		—%

CCAL
Site Rental Revenues	$21.7		$27.6		28%
Ending Towers	1,593		1,596		—%

Total CCIC
Site Rental Revenues	$409.6		$457.1		12%
Ending Towers	23,914		23,834		—%

Ending Cash and Cash Equivalents	$242.1	*	$108.1	*
Total Face Value of Debt	$6,485.1		$6,897.1
Net Debt	$6,243.0		$6,789.0

Net Leverage Ratios: (1)
Net Debt / Adjusted EBITDA	5.6X		5.3X
Last Quarter Annualized Adjusted EBITDA	$1,120.3		$1,279.6

*Excludes Restricted Cash
(1) Based on Face Values

Note: Components may not sum to total due to rounding.